CONTACTS:
Danny Herron	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
danny.herron@aei.com	ir@aei.com

Advanced Energy Co-Founder Retiring
Fort Collins, Colo., March 6, 2014 - Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced that Douglas S. Schatz, co-founder of Advanced Energy Industries, Inc. (the "Company") has decided to retire from the Board of Directors to spend more time on the activities of his charitable foundations and therefore will not stand for re-election to the Board of Directors of the Company at its 2014 Annual Meeting of Shareholders scheduled for May 7, 2014.

“Over the last several years our management team has executed extremely well on our strategy to focus on shareholder value. Because of that focus and leadership I feel now is the right time to leave the board of the company I co-founded 30 years ago and focus on my charitable foundations.” said Doug Schatz, co-founder of Advanced Energy.

About Advanced Energy
Advanced Energy (Nasdaq: AEIS) is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.